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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                     THE PRODUCERS ENTERTAINMENT GROUP LTD.

                              --------------------

         The undersigned, being the President and Secretary, respectively, of The Producers Entertainment Group Ltd. (the "Corporation") DO HEREBY CERTIFY as follows:

         1.      The name of the Corporation is The Producers Entertainment
Group Ltd.

         2. The Certificate of Incorporation of the Corporation is hereby amended to effect a one (1) for four (4) reverse split of all of the Corporation's issued common stock, par value $.001 per share (hereinafter the "Common Stock"), whereby, automatically upon the filing of this Amendment with the Secretary of State, each four (4) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

         3. In order to effectuate the amendment set forth in Paragraph 2 above:

                 (a) All of the Corporation's issued Common Stock, having a par value of $.001 per share, is hereby changed into new Common Stock, having a par value of $.001 per share, on the basis of one (1) new share of Common Stock for each four (4) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change.
Each shareholder who would otherwise be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu thereof, a cash payment equal to the fair market value of such fractional share;

                 (b) The Corporation's 50,000,000 authorized shares of Common Stock, having a par value of $.001 per share, shall not be changed;

                 (c) The Corporation's 20,000,000 authorized shares of preferred stock, having a par value of $.001 per share, shall not be changed; and

                 (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.





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         4.      The foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted by Corporation's Board of Directors and Stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below.


Dated:   May 30, 1996


                                             /s/ Irwin Meyer
                                     -----------------------------------------
                                           Irwin Meyer, President


Attest:


    /s/ Arthur Bernstein
- ----------------------------------------
Arthur Bernstein, Secretary





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